                                                                    EXHIBIT 12.1

STEEL DYNAMICS, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                                                     JUNE 30,
                                                                                                     --------
                                           1997       1998        1999        2000       2001          2002
                                           ----       ----        ----        ----       ----          ----
Interest expense including
  amortization of debt issuance
  costs .............................    $ 9,197    $16,938     $ 22,919    $ 21,038    $ 21,015        $ 10,198
Capitalized interest ................      8,093      5,878       13,196      17,477      13,993          10,158
                                         -------    -------     --------    --------    --------        --------
         Fixed charges (a) ..........     17,290     22,816       36,115      38,515      35,008          20,356

Income before taxes and extraordinary
   items ............................     59,371     52,626       65,279      84,485       5,113          34,233
Amortization of capitalized interest         848      1,138        1,365       1,501       1,597           1,176
Less capitalized interest............     (8,093)    (5,878)     (13,196)    (17,477)    (13,993)        (10,158)
                                         -------    -------     --------    --------    --------        --------
         Adjusted earnings (b) ......    $69,416    $70,702     $ 89,563    $107,024    $ 27,725        $ 45,607
                                         =======    =======     ========    ========    ========        ========
Ratio (b)/(a) .......................       4.01x      3.10x        2.48x       2.78x       0.79x           2.24x
                                         =======    =======     ========    ========    ========        ========

For purposes of calculating our ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from the earnings, plus amortization of capitalized interest. Fixed charges consist of interest on all indebtedness, including capitalized interest, and amortization of debt issuance costs. In 2001, our earnings were insufficient to cover our fixed charges by $7.3 million.